Exhibit 10(i)(iv)
AMENDMENT NUMBER THREE
TO THE
L3HARRIS EXCESS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Excess Retirement Savings Plan, as amended and restated effective January 1, 2020 (the "Plan");

WHEREAS, pursuant to Section 8.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 7.2 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits, Global Total Rewards) (the “Head of Global Benefits”); and

WHEREAS, L3Harris wishes to amend the Plan (i) to permit certain newly hired executives to enroll mid-year in the Plan; (ii) to update the dates on which it is determined whether the eligibility requirements for participation in the Plan for a particular plan year are satisfied; and (iii) to permit participation in the Plan by certain employees of Aerojet Rocketdyne Holdings, Inc. and its subsidiaries, even if such employees otherwise would not meet Plan eligibility requirements.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows, effective for Plan Years commencing on or after January 1, 2024, or as of such other date set forth herein:

1. Article II, “Definitions,” hereby is amended to add thereto the following new definition of “Designated New Hire,” and to renumber the definitions therein (and any references in the Plan thereto) accordingly:

Designated New Hire – means an employee of the Corporation or an Affiliate who (i) is a new hire; (ii) at the time of his or her hire has attained the Threshold Compensation Rate and has a job level of XL1 or above, or a job level that is treated by the Corporation as the equivalent of job level XL1 or above (or such other job level determined by the Committee in its discretion); and (iii) was not, at any time during the 24-month period ending on the date on which he or she is hired, eligible to participate in an Account Balance Plan (irrespective of whether such employee in fact elected to participate in such plan). For this purpose, an employee is not eligible to participate in an Account Balance Plan solely on account of the accrual of interest or earnings on amounts previously deferred thereunder.

Exhibit 10(i)(iv)
2. The definition of “Grandfathered Eligible Employee” set forth in Article II, “Definitions,” hereby is amended in its entirety to read as follows:
Grandfathered Eligible Employee – means a Grandfathered Legacy Employee and/or a Grandfathered AJRD Employee; provided, however, that in each case, such an employee shall cease to be a Grandfathered Eligible Employee (i) upon his or her termination of employment with the Corporation and its Affiliates, notwithstanding any future rehire of the employee or (ii) in the event the employee meets the Threshold Compensation Rate and Threshold Job Level for any Plan Year following the 2023 Plan Year (in the case of a Grandfathered Legacy Employee) or following the 2024 Plan Year (in the case of a Grandfathered AJRD Employee).

A Grandfathered Legacy Employee is an employee of the Corporation or its Affiliate who (i) was eligible to make Compensation Deferrals under the Plan for the 2022 Plan Year (irrespective of whether the employee in fact made Compensation Deferrals during such year); (ii) is permitted to make Compensation Deferrals under the Plan for the 2023 Plan Year even though such employee does not meet the Threshold Compensation Rate and/or Threshold Job Level for the 2023 Plan Year; and (iii) in fact makes Compensation Deferrals under the Plan for the 2023 Plan Year, which employee shall be eligible to make Compensation Deferrals under the Plan for subsequent Plan Years, irrespective of whether such employee attains the Threshold Compensation Rate and Threshold Job Level for the applicable Plan Year.

A Grandfathered AJRD Employee is an employee of the Corporation or its Affiliate who (i) was eligible to defer compensation under the 2009 Benefits Restoration Plan for the Aerojet Rocketdyne 401(k) Plan for the 2023 Plan Year (irrespective of whether the employee in fact deferred compensation during such year); (ii) is permitted to make Compensation Deferrals under the Plan for the 2024 Plan Year even though such employee does not meet the Threshold Compensation Rate and/or Threshold Job Level for the 2024 Plan Year; and (iii) in fact makes Compensation Deferrals under the Plan for the 2024 Plan Year, which employee shall be eligible to make Compensation Deferrals under the Plan for subsequent Plan Years, irrespective of whether such employee attains the Threshold Compensation Rate and Threshold Job Level for the applicable Plan Year.

3. The first paragraph of Section 3.1(a), “Compensation Deferrals,” hereby is amended in its entirety to read as follows:
(a) Compensation Deferrals. An employee who participates in the Retirement Plan shall be eligible to have Compensation Deferrals made under the Plan on his or her behalf for a Plan Year if (i) the employee is a Grandfathered Eligible Employee; (ii) as it relates to the Plan Year during which the employee is hired, the employee is a Designated New Hire; or (iii) the employee has attained the Threshold Compensation Rate and Threshold Job Level as of the October 31 prior to the commencement of the Plan Year, or in the case of an employee who is hired or promoted no later than the November 15 thereafter, no later than the November 15 prior to the commencement of the Plan Year. In the case of clause (iii) hereof, the Committee or its delegate in its sole discretion may

Exhibit 10(i)(iv)
adjust the October 31 and November 15 deadlines set forth therein (generally or with respect to any particular employee), provided that the applicable Election Form is submitted in accordance with Section 3.2(b). Notwithstanding the foregoing, the determination as to whether employees of Aerojet Rocketdyne Holdings, Inc. and its subsidiaries have attained the Threshold Compensation Rate and Threshold Job Level as it relates to Plan eligibility for the 2024 Plan Year shall be made considering their status as of December 4, 2023.

4. Section 3.2(b), “Submission of Election Form,” hereby is amended in its entirety to read as follows:
(b) Submission of Election Form. An Election Form must be completed and submitted to the Committee in accordance with procedures prescribed by the Committee, but prior to the commencement of the Plan Year during which the Eligible Compensation is earned. Notwithstanding the foregoing, a Designated New Hire whose election doesn’t meet the conditions of the immediately preceding sentence may participate in the Plan for a Plan Year by submitting an Election Form within thirty (30) days after his or her hire date; provided, however, that (i) any such election to defer Eligible Compensation other than bonus or incentive compensation shall be given effect as of the second payroll occurring after the date of such election and (ii) any such election to defer Eligible Compensation that is bonus or incentive compensation shall apply solely to that portion of the bonus or incentive compensation equal to the total bonus or incentive compensation multiplied by the ratio of the number of days remaining in the performance period subsequent to the date of such election over the total number of days in the performance period.

APPROVED by the HEAD OF GLOBAL BENEFITS on this 8th day of December, 2023.

                    /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits, Global Total Rewards